Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON FINANCIAL STATEMENT SCHEDULE

To the Stockholders and Board of Directors of Kronos Worldwide, Inc.:

Our audits of the consolidated financial statements referred to in our report dated March 9, 2010 appearing on page F-2 of this Registration Statement on Form S-1 also included an audit of the accompany financial statement schedule.  In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas
March 9, 2010

KRONOS WORLDWIDE, INC. AND SUBSIDIARIES

SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF REGISTRANT

Condensed Balance Sheets

(In millions)

	December 31,
	2008	2009

Current assets:
Receivables from subsidiary	$19.9	$28.8
Prepaid expenses	.3	.3

Total current assets	20.2	29.1

Other assets:
Investment in subsidiaries	594.0	612.1
Other	2.4	.4

Total other assets	596.4	612.5

Total assets	$616.6	$641.6

Current liabilities:
Accounts payable and accrued liabilities	$.2	$.1
Payable to affiliate and subsidiary	40.8	63.9

Total current liabilities	41.0	64.0

Noncurrent liabilities:
Notes payable to KII	229.3	235.1
Interest payable to KII	5.4	27.2
Note payable to NL Industries, Inc.	19.2	-
Deferred income taxes	3.8	2.8

Total noncurrent liabilities	257.7	265.1

Stockholders’ equity	317.9	312.5

Total liabilities and stockholders’ equity	$616.6	$641.6

KRONOS WORLDWIDE, INC. AND SUBSIDIARIES

SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF REGISTRANT (Continued)

Condensed Statements of Operations

(In millions)

	Years ended December 31,
	2007	2008	2009

Revenues and other income:
Equity in earnings (loss) of subsidiaries	$(57.4)	$25.1	$(18.2)
Interest income from affiliates	.1	-	-
Other income	5.6	-	-

Total revenues and other income	(51.7)	25.1	(18.2)

Costs and expenses:
General and administrative	2.5	2.8	3.4
Intercompany interest and other	20.6	22.3	21.3

Total costs and expenses	23.1	25.1	24.7

Income (loss) before income taxes	(74.8)	-	(42.9)

Income tax benefit	8.1	9.0	8.2

Net income (loss)	$(66.7)	$9.0	$(34.7)

KRONOS WORLDWIDE, INC. AND SUBSIDIARIES

SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF REGISTRANT (Continued)

Condensed Statements of Cash Flows

(In millions)

	Years ended December 31,
	2007	2008	2009

Cash flows from operating activities:
Net income (loss)	$(66.7)	$9.0	$(34.7)
Cash distributions from subsidiaries	34.9	35.1	-
Depreciation and amortization	-	-	.1
Deferred income taxes	(2.1)	(.3)	(.1)
Equity in earnings (loss) of subsidiaries	57.4	(25.1)	18.2
Other, net	(.6)	.1	.6
Net change in assets and liabilities	20.3	11.4	35.3

Net cash provided by operating activities	43.2	30.2	19.4

Cash flows from investing activities:
Collections of loans to affiliates	5.9	-	-
Other, net	(.2)	(.4)	(.2)

Net cash provided (used) by investing activities	5.7	(.4)	(.2)

Cash flows from financing activities:
Loan from NL Industries, Inc.	-	19.2	(19.2)
Dividends paid	(49.0)	(49.0)	-

Net cash used by financing activities:	(49.0)	(29.8)	(19.2)

Net change during the year from operating, investing and financing activities	(.1)	-	-

Balance at beginning of year	.1	-	-

Balance at end of year	$-	$-	$-

The accompanying Notes are an integral part of the financial statements.

KRONOS WORLDWIDE, INC. AND SUBSIDIARIES

SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF REGISTRANT (Continued)

Notes to Condensed Financial Information

Note 1 - Basis of presentation:

The accompanying financial statements of Kronos Worldwide, Inc. reflect our investment in majority-owned subsidiaries on the equity method.  The Consolidated Financial Statements of Kronos and its majority-owned subsidiaries (the “Company”) and the related Notes to Consolidated Financial Statements are incorporated herein by reference.

Note 2 - Receivable from (payable to) subsidiaries and affiliates:

	December 31,
	2008	2009
	(In millions)

Current:
Receivable from:
Kronos Louisiana, Inc. (“KLA”)	$17.5	$27.1
Valhi - income taxes	1.1	-
KLA – income taxes	1.3	1.7

Total	$19.9	$28.8

Payable to:
Kronos (US), Inc.	$40.8	$63.5
Valhi - income taxes	-	.4
	$40.8	$63.9

Noncurrent:
Payable to KII	$234.7	$262.3

Prior to 2006, KII loaned us an aggregate euro 163.1 million ($209.5 million at the borrowing date) instead of paying us cash dividends.  The original notes provided for a December 31, 2010 maturity date and required interest to be paid quarterly at an annual rate of 9.25%.  Effective October 1, 2008, the terms of these notes were modified to remove the requirements for quarterly interest payments and to extend the maturity date to December 31, 2013, and at December 31, 2008 and 2009 we had an aggregate of $5.4 million and $27.2 million, respectively, of accrued and unpaid interest on these loans.  The notes are unsecured, contain no financial covenants and provide for default only upon our failure to pay any amount when due (subject to a short grace period).  Due to the long-term investment nature of these notes, settlement of the principal and accrued interest balance of the notes is not contemplated within the foreseeable future.  We currently expect that settlement of the principal and interest amount of the notes will occur through a capital transaction.  We recognize interest expense on such notes as incurred.  Until such time as the notes are settled, we will recognize interest expense on the promissory notes.

In October 2008 the independent members of the Board of Directors of both us and NL approved terms for borrowing up to $40 million from NL.  Our borrowings from NL under the revolving note were unsecured, and bore interest at prime rate minus 1.5% with all principal due on demand (and no later than December 31, 2009).  We borrowed a net of $19.2 million from NL in 2008, which we subsequently repaid in 2009.  The facility terminated according to its terms on December 31, 2009.  See Note 13 to the Consolidated Financial Statements of Kronos.

Note 3 – Investment in subsidiaries:

	December 31,
	2008	2009
	(In millions)

Investment in:
KLA	$178.4	$173.6
KC	63.8	73.6
KII	351.8	364.9

Total	$594.0	$612.1

	2007	2008	2009
	(In millions)

Equity in earnings (loss) from continuing operations of subsidiaries:
KLA	$12.1	$12.8	$14.4
KC	(11.8)	(11.7)	(.5)
KII	(57.7)	24.0	(32.1)

Total	$(57.4)	$25.1	$(18.2)